Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to March, 2018 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filed within the 7th Business Court of Rio de Janeiro on May 15, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE LAW JUDGE OF THE 7th LOWER CORPORATE COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A et al

The BANKRUPTCY TRUSTEE (BT) (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of Oi S.A. et al., respectfully, considering the information provided by the Companies Under Reorganization and the information included in the material fact disclosed on this date, regarding the postponement of the disclosure of quarterly information for the first quarter of the Company on May 28, 2018;  requests that Your Honor determines that the attached Monthly Activity Report (“RMA”), related to March 2018, which only includes information related to Cash Flow, be attached to the case records.

In this regard and considering the commitment assumed by the Company to make the missing information available on the following days; The BT argues for the attachment of the RMA including the information referring to the result of the 4th quarter of 2017.

Rio de Janeiro, May 15, 2018.

[signature]

Bankruptcy Trustee

Arnoldo Wald Law Firm

MONTHLY ACTIVITY REPORT

RMA

JUDICIAL REORGANIZATION

Oi

March 2018

May 15, 2018

EXECUTIVE SUMMARY

1	Introduction		03
2	Corporate Organization Chart of Oi Group/Companies Under Reorganization		05
3	Relevant facts and Market Communications disclosed		09
4	Financial Information (Consolidated Financial Statements of the Companies under Reorganization)		25
	4.1	Managerial Cash Flow Statement	26
5	Service to creditors		32
6	Statements Submitted by BT		33
7	Monitoring and Compliance of the PRJ		35

1 Introduction

INTRODUCTION

Honorable Law Judge of the 7th Lower Corporate Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm (“Wald” or “BT”), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report (“RMA”), respectfully submit to Your Honor, pursuant to the decision on pages 91,223/91,224, the RMA related to March 2018.

As you know, the Judicial Reorganization involves the following companies:

•        Oi S.A. - Under Judicial Reorganization (“Oi S.A.”);

•        Telemar Norte Leste S.A. - Under Judicial Reorganization (“Telemar Norte Leste”);

•        Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel”);

•        Copart4 Participações S.A. - Under Judicial Reorganization (“Copart4”);

•        Copart5 Participações S.A. - Under Judicial Reorganization (“Copart5”);

•        Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”); and

•        Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Oi Coop”).

This report, which covers financial information based specially on elements provided by the Companies Under Reorganization until May 15, 2018, contains data related to March 2018, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the previous month. The report will highlight the main variations that took place in said month, submitting the clarifying information provided by the Management of the Companies under Reorganization.

This report, prepared through analytical procedures and discussions with the Company’s Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based primarily on data and elements presented by the Companies Under Reorganization. The individual financial statements of all Companies Under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but are not limited to the Companies Under Reorganization) are audited by independent auditors on a yearly basis. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information (“ITRs”) of Oi Group with CVM. In relation to the individual financial information of each Company Under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Very truly yours,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Head Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Phone: +55(11) 3053-0003

Partners

Phone: +55(11) 3074-6000

2. Corporate Organization Chart of the Companies Under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

2. Brief Description of the Companies Under Reorganization

THE COMPANIES UNDER JUDICIAL REORGANIZATION

Figure 4 – Companies under Judicial Reorganization

Oi S.A.
Main Landline Phone services provider in Region II and national and international long-distance call services provider. It has also interests in other companies of the Group, being the main "Holding" of Oi Group.
Oi S.A.
Oi Coop
Non-operating entity. Vehicle for raising loans/funds in the international market
Oi Brasil Holdings Coöperatief U.A.
Oi Móvel
Mobile Phone services provider in Regions I, II and III and DTH TV services provider.
Oi Móvel S.A.
COMPANIES UNDER REORGANIZATION
OF THE Oi GROUP
Telemar Norte Leste
Main Landline Phone services provider in Region I and national and international long-distance call services provider.
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
PTIF
Non-operating entity. Vehicle for raising loans/funds in the international market
Copart 4 e Copart 5 Participações S.A.
Copart4 and 5
Two legal entities used for managing and administrating real estate property and the main real properties leased to Oi Group

3. Relevant Facts & Market Communications disclosed

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from MARCH/18.

March 1 - Merger of Oi Internet by Oi Móvel

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”) informed its shareholders and the market in general that on such date the merger of Oi Internet S.A. (“Oi Internet”) by Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel), both indirect subsidiaries of the Company, was carried out in compliance with the provisions of sections 3.1.6 and 7.1 of the Consolidated Judicial Reorganization Plan (“Plan”) of Oi and of its subsidiaries Oi Móvel, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, “Companies Under Reorganization”).

The merger is one of the stages of the corporate and equity restructuring process of the Companies Under Reorganization expressly set forth in the Plan and has the objective of optimizing the operations and increasing the results of the Companies Under Reorganization and other direct and indirect subsidiaries of Oi.

In addition, the unification of the operations of Oi Internet and Oi Móvel, upon the consolidation of the activities developed will bring considerable administrative, economic and tax benefits, with the reduction of costs and generation of synergy gains for greater efficiency in the provision of services.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251966

March 5 - Approval of Capital Increase for the Capitalization of Credits

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that, on such date, the Board of Directors approved the conditions for a capital increase of the Company, upon the capitalization of part of the Unsecured Credits of Qualified Bondholders, with the issuance of new common shares and subscription warrants that shall be assigned to the subscribers of the shares object of such increase, as provided in Sections 4.3.3.2 and 4.3.3.5 of the Judicial Reorganization Plan of Oi and its subsidiaries, approved in the General Creditors’ Meeting and ratified by the Judicial Reorganization Court (“Capitalization of Credits”).

The Capitalization of Credits was approved by the Board of Directors within the limit of authorized capital set forth in the Company’s Bylaws, and shall be performed through the issuance of, at least, 1,039,868,479 and, at most, 1,756,054,163 new common shares at the price of BRL 7.00 per share, corresponding to an amount of, at least, BRL 7,279,079,353.00 and, at most, BRL 12,292,379,141.00. The total number of common shares and subscription warrants to be issued in the Capitalization of Credits will depend on the outcome (i) of the choice process of payment options by the Qualified Bondholders, the term for which was extended to March 08, 2018 on account of the decision rendered by the Judicial Reorganization Court on February 26, 2018, and (ii) the Exchange Offer to be carried out by Qualified Bondholders that have opted for the respective payment option.

The capital increase arising from the Capitalization of Credits is subject to the right of first refusal of the current shareholders of Oi, pursuant to Article 171, paragraph 2 of Law No. 6,404/76, which may be exercised within a minimum term of 30 consecutive days, according to the notice to shareholders which shall inform the date on which the shares will be traded ex-subscription rights, the starting date of the term and other conditions for the exercise of the right of first refusal (“Notice to Shareholders”). In the case of exercise of the right of first refusal by the Company shareholders, in cash, the number of shares to be subscribed by the Qualified Bondholders will be reduced by the corresponding amount and the amounts paid in the exercise of such right shall be delivered to the holders of capitalized credits, pro rata to the credits held thereby.

During the Capitalization of Credits, up to 135,081,089 subscription warrants will also be issued by Oi, within the limit of the authorized capital, which shall be assigned to the subscribers of the shares object of the capital increase and each subscription warrant shall grant its holder the right to subscribe 1 common share issued by the Company.

The other conditions of capitalization of credits are described in the minutes of the Board of Directors’ meeting that approved the increase, as well as in the material contained in Exhibit 30-XXXII of CVM Ruling No. 552/14, both of which will be made available as soon as possible at the Company's website (www.oi.com.br/ri), in the Empresas.net System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br).

The company also clarified that the publication of the Notice to Shareholders and the start of the term to exercise the right of first refusal by its shareholders shall occur timely, after compliance with certain measures necessary for the implementation of the Capitalization of Credits, as set forth in the Judicial Reorganization Plan.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252046

March 6 - Arbitration Procedure

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that it became aware of manifestation by the Supporting Arbitrator in an arbitration procedure filed against the Company by shareholder BRATEL S.À.R.L. (“Bratel”) in the Market Arbitration Chamber, to discuss matters related to the implementation of the Judicial Reorganization Plan ratified by the Reorganization Judge (“Plan”).  Such manifestation was rendered without the Company being heard or having the opportunity to express itself, the term of 48 hours to provide information and to manifest itself on the intentions of Bratel being given to Oi.

The Company understands that such arbitration procedure, by creating illegal obstacles to the implementation of the Company's capital increase set forth in the Plan, goes against the resolution of the General Creditors’ Meeting that approved the Plan, the judicial decision that ratified it, and other decisions rendered by the Judicial Reorganization Court, the only court competent to decide on such matter as ratified by the Superior Court of Justice.

Finally, the Company clarifies that it deemed the disclosure of this Relevant Fact to be adequate, in spite of the term of 48 hours granted and necessary for its analysis and the development of the arbitration procedure, due to the publicity granted by third parties to the arbitration procedure and manifestation of the Supporting Arbitrator. The Company shall take the appropriate measures to prevent any prejudice to the implementation of the Plan.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252056

March 7 - Approval of Changes to the Company’s Organizational Structure

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that, in a meeting held on such date, the Board of Directors approved changed to the Company’s organizational structure, which involved the confirmation of the election of Mr. Carlos Augusto Machado Pereira de Almeida Brandão for the title of Financial and Investors’ Relations Officer of the Company and the dismissal of Mr. João do Passo Vicente Ribeiro from the position of Officer without specific designation. In such meeting, the dismissal request presented by Mr. Hélio Calixto da Costa from the position of Officer without specific designation was also received and accepted by the Board of Directors.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252085

March 7 - Suspension of Political Rights of a Group of Shareholders

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4 of Law No. 6,404/76, under CVM Ruling No. 358/02 and in addition to the Relevant Fact disclosed on February 8, 2018, informed its shareholders and the market in general that it became aware, on such date, of the decision by the Judge of the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro (“Judicial Reorganization Court”) that, fully accepting the opinion of the Public Prosecutors’ Office, suspended the political rights of the subscribers of the minutes of the Extraordinary General Meeting of February 7, 2018, to the exception of those that abstained from voting, and determined the removal of the members of the Board of Directors elected/appointed thereby, until the performance of the capital increase set forth in the Company’s judicial reorganization plan.

Due to the decision, shareholders Bratel S.À.R.L., Société Mondiale Fundo de Investimento em Ações, Petrorio S.A. and Aurelio Valporto, among others, had their rights suspended and, consequently, the members of the Board of Directors elected/appointed thereby, Messrs. Luis Maria Viana Palha da Silva, Pedro Zañartu Gubert Morais Leitão and Helio Calixto da Costa, are removed from their positions.

The decision also determined the citation of the current Officers and Chief Executive Officer of the Company and of the shareholders whose political rights have been suspended to express themselves on the interest of filing a mediation procedure.

The entire decision is attached to this Relevant Fact and is also available for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252090

March 9 - End of the term for the payment option choice by the Bondholder creditors

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), in addition to the Market Communications disclosed on February 06 and 27, 2018, informed its shareholders and the market in general that, the term for the bondholder creditors of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A.  - Under Judicial Reorganization (all of which, jointly, “Companies Under Reorganization”) to choose the payment options of their respective credits, pursuant to the Judicial Reorganization Plan (“Plan”), which had been extended by the 7th Lower Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro on February 26, 2018, has ended on March 8, 2018.

The company reiterated that, as set forth in the Amended and Restated Statement of Information and Payment Option Choice Request dated February 14, 2018 (“Statement”), the persons who acquire a financial interest in any securities issued or guaranteed by the Company after March 08, 2018 are not entitled to choose the payment form of acquired securities, but are only authorized to receive the default payment form described in the Plan with respect to such securities, unless the transferor and the transferee of securities have strictly observed the rules for transfer of the payment option choice set forth in the Statement.

Oi reiterated, that for a payment option choice made by a Qualified Investor (as defined in the Statement) to be valid, the Qualified Investor shall provide, by 05:00 p.m. on March 15, 2018, New York City time, proof of ownership of financial interest in all securities of each series held by a Qualified Investor at 11:59 p.m. on March 08, 2018, Brasília time, by means of the procedures described in the Statement.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252111

March 14 - Injunction Decision on Conflict of Jurisdiction

Oi S.A. - Under Judicial Reorganization (“Company”), pursuant to Article 157, paragraph 4 of Law No. 6,404/76, under the terms of CVM Ruling No. 358/02, and in continuance to the Relevant Fact disclosed on March 6, 2018, informs its shareholders and the market in general that it became aware, on March 13, 2018, of the decision of Justice Marco Buzzi of the Second Section of the Superior Court of Justice that granted an injunction relief on the conflict of jurisdiction submitted by the Company, suspending the effects of the decision rendered by the arbitration court in the arbitration procedure filed against the Company by Bratel S.À.R.L, designating the Judge of the 7th Lower Business Court of Rio de Janeiro/RJ to resolve, in a temporary manner, any urgent measures, until further resolution by such reporting judge.

The entire decision will be available, when possible, for download at the Company's website (www.oi.com.br/ri), in the Empresas.NET System of CVM (www.cvm.gov.br), and in the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall send the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission according to Form 6-K.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252198

March 16 - Preliminary Results of Payment Option Choices

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404/76, under CVM Ruling No. 358/02 and in continuance to the Relevant Fact disclosed on March 9, 2018, informed its shareholders and the market in general that it received the preliminary indication, subject to document confirmations and proofs, of the result of the choices made by bondholder creditors of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, “Companies Under Reorganization”) regarding the payment options of their respective credits, pursuant to the Judicial Reorganization Plan (“Plan”).

Pursuant to this preliminary result, Qualified Bondholder creditors holding credits in the principal amount of USD 8,017,620,999.17 (or their equivalent in Reais or Euros) would have opted to pay their respective credits as provided in Sections 4.3.3.2 et seq. of the Plan (Unsecured Credits Option for Qualified Bondholders). The potential dilution that would result from the future distribution of PTIF Shares (as defined in the Plan) and the future issue of new common shares and warrants, in the context of the capital increase approved at the Board of Directors’ meeting held on March 5, 2018, would be approximately 71%. Such percentage is subject to (i) the result of an Exchange Offer (as defined in the Amended and Restated Statement of Information and Payment Option Choice Request dated February 14, 2018 (“Statement”)) to be made after the satisfaction or waiver of certain conditions established in the Plan to the Qualified Bondholders who have exercised valid payment options, and (ii) the result of the exercise of preemptive rights by the current shareholders of Oi, and considers that all such credits shall be paid as provided in Section 4.3.3.2 of the Plan and all bonds relating to such valid payment options shall have been delivered in the Exchange Offer.

Oi reiterated, that for a payment option choice made by a Qualified Investor (as defined in the Statement) to be valid, the Qualified Investor should have provided, by 05:00 p.m. on March 15, 2018, New York City time, proof of ownership of financial interest in all securities of each series held by a Qualified Investor at 11:59 p.m. on March 08, 2018, Brasília time, by means of the procedures described in the Statement.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252275

March 22 - Update of Oi’s credit rating by S&P

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”) informed its shareholders and the market in general that Standard & Poor’s (“S&P”) disclosed, on such date, its review of the credit rating assigned to the Company. S&P increased the corporate credit ratings from D to CCC+, on a global scale, and from D to brB, on a national scale. At the same time, S&P reiterated that all the Company’s debt ratings are still assessed as D, noting that the completion of debt restructuring operations under the Judicial Reorganization Plan (“Plan”) is still subject to approvals from other jurisdictions, which can take several months. S&P also stated that the Company’s corporate credit outlook is positive, which may imply a further increase in corporate credit ratings in the next 12 months, if Oi executes the Judicial Reorganization Plan as approved, at the same time as the risks of appeals to the Plan decrease or that the risks of intervention in the Company are minimized.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252366

March 23 - Changes to the Company’s Organizational Structure

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general that the Board of Directors approved changes to the structure of its Advisory Committees that seek to improve its governance and align it to the challenges and needs presented thereto. In order to seek more efficiency and agility in their works, the Committee for Monitoring on the Implementation of the Judicial Reorganization Plan and the Audit, Risks and Controls Committee were created, and the People, Appointment and Compensation Committee was maintained. The Corporate Governance and Finance Committee, the Engineering, Technology and Networks Committee and the Risk and Contingency Committee were terminated. In addition, in order to ensure a specific focus on the restructuring and strategic evolution agendas of the Company, it was decided to hire a Strategic Advisor attached to the Board of Directors.

The Board of Directors also approved changes to the Company’s organizational structure, which involved the creation of the (i) Operations Executive Office, with responsibility over the Network Operations areas; the Networks and Systems Technology area; and the Digital and New Businesses area; and (ii) the Commercial Executive Office, with responsibility over the Retail and Business areas; Corporate area; and Relationships with Clients area. This move aims to improve organizational efficiency and is in line with strategic business priorities. The Operations Executive Office has the mission of accelerating the Company’s technological and digital transformation process, seeking greater operational efficiency, optimizing investments and improving the quality of services provided to the customer, through the modernization and increase of the Company’s network capacity. The Commercial Executive Office’s mission is to conduct commercial and product actions to strengthen the Company’s revenue generation and the turnaround of the corporate business, with the development of customized solutions for the Company’s customers.

Mr. José Claudio Moreira Gonçalves was appointed to the position of Operations Officer, and was chosen by Mr. Eurico Teles, Chief Executive Officer of Oi, from among the candidates included in the list of three candidates presented by the Board of Directors, under the terms of item 9.1. 1 (ii), (a) of the Judicial Reorganization Plan of the Company and its subsidiaries under Judicial Reorganization, while the position of Commercial Officer will be occupied by Mr. Bernardo Kos Winik. Both were elected by the Board of Directors to join the Company’s Statutory Executive Office as Officers without specific designation.

José Claudio Gonçalves holds a degree in Mechanical Production Engineering from Pontifícia Universidade Católica (PUC-Rio), has a MBA in Logistics from Fundação Getulio Vargas (FGV-RJ), an Executive MBA from Fundação Dom Cabral (FDC) and a Post-Executive MBA from Kellogg School of Management. He has built his career in the Telecommunications market and has expertise in the operation, maintenance and technological evolution of Oi’s networks. The executive joined Oi in March 2000 and has held the positions of Operations Manager, Operations Officer, Network Implementation Officer and Engineering Officer. He was appointed Operations Executive Officer (Vice-President of Operations) in June 2011, a position he held until the date of his election as a member of the Statutory Executive Office.

Bernardo Kos Winik holds a degree in Information Technology from Universidade Mackenzie and a graduate degree in Business from Escola de Administração de Empresas de São Paulo [School of Business Administration of São Paulo] (EAESP/FGV). He has experience in the Technology, Consulting and Telecommunications markets and has worked in companies such as Claro, BS Consulting, NCR and EDS do Brasil. He has been Oi’s Retail Officer since 2014 and, before taking over this position, was Retail Sales Officer.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252374

March 28 - Postponement of the disclosure of Financial Statements

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the terms of CVM Ruling No. 358/02, informed its shareholders and the market in general the following:

Due to the complexity of the impacts of the judicial reorganization process and the approval and ratification of its Judicial Reorganization Plan (“Plan”) in the preparation of the Company’s financial statements and the independent auditors’ opinion for the fiscal year of 2017, and focusing on the quality and adequacy of the treatment of its accounting information, the Company announces the postponement of the disclosure of its financial statements for the fiscal year of 2017, from March 28, 2018 to April 12, 2018.

The Annual General Meeting (“AGM”) of the Company will be convened on March 29 to be held on April 30, 2018, according to the Annual Calendar of Corporate Events published by the Company, with the agenda of audit of manager accounts relating to the fiscal year ended on December 31, 2017, the election of members of the Audit Committee and their respective alternates and the determination of the annual global amount of the compensation of the managers and members of the Audit Committee. The examination, discussion and voting of the financial statements will be deliberated at an Extraordinary General Meeting (“EGM”) to be convened immediately after the disclosure of the audited financial statements.

Anticipation of accounting information

The process of judicial reorganization, with the approval and ratification of its Plan, and the commitment to the adequacy of the treatment of its accounting information and the quality of its disclosure to the market led the Company to discuss with the external audit details regarding the accounting recognition of certain assumptions of the Plan and its consequences on the opening balance of 2016 and on the Company’s financial statements for the 2016 and 2017 fiscal years.

The accumulated accounting effects to be recorded in the Company’s Net Equity for 2017 will be of approximately BRL 21 billion. From this amount, the main items to be recognized in the accounting are:

(i)      adjustment in the amount of the Deferred Income Tax provision recorded in relation to the forecast of expected future profits;

(ii)      write-off of assets related to court deposits;

(iii)     write-off of the surplus value recorded because of the merger of Telemar Participações SA (“TmarPart”) by the Company; and

(iv)     review of the calculation criteria for provision for regulatory liabilities.

The other accounting effects not mentioned in this Relevant Fact will be timely detailed upon the disclosure of the financial statements related to the fiscal year of 2017.

The chart below includes a summary of the main impacts of the adjustments carried out regarding such period.

[BRL billion]	Estimated cumulative impact on Net Equity for 2017
Deferred Income Tax Provision	-7.5
Write-off of Assets related to Court Deposits	-6.3
Write-off of surplus value net of taxes	-2.2
Provision of regulatory liabilities	-1.7

Such accounting effects shall result in a negative net equity in December 2017. Due to the adjustments set forth the fiscal year of 2018 due to the accounting recognition of the fair value of the new debt of the Company from the approved and ratified Plan, the value of the net equity will become positive again in 2018.

The Company clarifies that such accounting effects will have no impact on its cash or routine EBITDA as of December 31, 2016 and 2017. It should be noted that these effects do not affect the Plan nor the financial flows used to evaluate the Company and its subsidiaries in judicial reorganization (“Companies Under Reorganization”) that demonstrate the feasibility of the Companies Under Reorganization, in line with the economic-financial report presented jointly with the Plan.

Given the postponement of the disclosure of the financial statements for 2017 and to guarantee the stability of market expectations, the Company opted to anticipate the key financial indicators of its 2017 results not yet audited and used in the Plan:

[BRL billion]	2016	2017 [preliminary]	2017 [Plan]
routine EBITDA	6.3	6.2	6.0
Cash	7.8	7.0	7.1

The details of the adjustments are described below:

•        Adjustment in the amount of the Deferred Income Tax provision

These are impairment and adjustments to equity accounts related to deferred income tax and social contribution calculated based on the profit forecast to be determined by the Company.

CVM Normative Ruling No. 371, of June 27, 2002, provides for the accounting recording of deferred tax assets arising from temporary differences and tax losses and negative social contribution basis, and it allows such credits to be recognized or kept in the accounts, after compliance with the following requirements:

•        Submit profitability history;

•        Submit expectation of generation of future taxable income, based on a technical feasibility study that allows the realization of deferred tax credits.

Based on the feasibility study attached to the Plan, the Company was able to determine the expected future taxable income and, therefore, demonstrate in its accounting only the amount of the income tax and social contribution credit that adequately reflects this forecast.

•        Write-off of assets related to court deposits

The judicial reorganization process allowed the Company to carry out the scrutiny and reconciliation of the accounting balances and amounts deposited in court, in addition to the contingency reflected therein. Basically, the following factors favored this scenario:

- the possibility of discussion with important creditor banks that are deposit holders, with more effective collection of the supply of financial statements and reconciliation information;

- the digitization of processes and consequent improvement in the access and use of the research tool of the Justice Courts websites to conciliate procedural movements;

- the suspension of the stay period of court credits restricted the execution of deposits and blockages; and

- the decrease in the number of court case entries.

As a result, in 2017, the Company created internal interdisciplinary groups and started to organize the systems bases and work researches. In addition, independent external consultancies were contracted to seek the diagnosis, reconciliation and identification of gaps, adjustments and opportunities for improvements in its controls and processes.

In February 2018, the Company, together with its consultants, produced reports with structured and executive level information to adjust the Company’s ledger accounts, identifying the aforementioned effect of BRL 6.3 billion in net equity, referring to the write-off of court deposit assets.

Oi informed that it has identified the need for improvements in its internal controls and processes and has been adopting a number of initiatives to correct procedures, as well as implementing new controls and defining its periodical monitoring.

•        Write-off of surplus value net of taxes

After the merger of TmarPart by Oi on September 1, 2015, the Company recorded in its balance sheet the total net assets of the merged entity, including the surplus value of its assets.

With the approval of the Plan at the General Meeting of Creditors on December 20, 2017 and its ratification by the Judicial Reorganization Court on February 5, 2018, the Company understood that the conditions necessary to define the premises to be used in the annual test of recoverability analysis for assets with a defined and long useful life for the years ended on December 31, 2016 and 2015 under CPC 01 - Decrease in the Recoverable Value of Assets. The adjustment of this revaluation is reflected in a partial write-off of the asset surplus value, net of taxes, in the amount of BRL 2.2 billion, in the Company’s net equity in 2017.

•        Provision of Regulatory Liabilities

Section 4.3.4 of the Plan clearly establishes the criteria and conditions for payment of the credits of regulatory agencies, including those of Anatel.

In this regard, the Plan, as it also did for other types of creditors, segregated the payment of the net credits, since they are enrolled in Overdue Tax Liabilities and illiquid, as those still have not been registered and discussed in the administrative sphere of Anatel.

It should be noted that these fines are still, in their absolute majority, being discussed in administrative and judicial proceedings, and there is no consistent case law on their merits. The Company understands that Anatel’s credits arising from fines are based on disproportionate and unreasonable criteria.

In this context, the Company added BRL 1.7 billion to its provision balance for regulatory liabilities, to reflect the payment terms approved in the Plan.

Oi pointed out that such information is preliminary and the analyses of the Company’s independent auditors still have not been completed.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252477

Relevant Facts and Market Communications from APRIL/18

April 10 - Consent Requests for PTIF and Oi Coop

Oi SA - Under Judicial Reorganization (“Oi”) informed its shareholders and the market in general that, in relation to the implementation of the RJ Plan, as defined below, at the request of Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Cooperatief U.A. - Under Judicial Reorganization (“Oi Coop”), the Dutch courts set the dates for the verification meetings of the Dutch composition plans of PTIF and Oi Coop, both to be held on June 1, 2018. Thus, requests were carried out with the intention of ensuring European recognition for the RJ Plan (“Consent Requests”), which is applicable to the following:

6.25% Notes issued by PTIF with maturity in 2016 (ISIN No. PTPTCYOM0008) (“PTIF Retail Notes”);

4.375% Notes issued by PTIF with maturity in March 2017 (ISIN No. XS0215828913);

5.242% Notes issued by PTIF with maturity in November 2017 (ISIN No XS0441479804);

5.875% Notes issued by PTIF with maturity in 2018 (ISIN No. XS 0843939918);

5.00% Notes issued by PTIF with maturity in 2019 (ISIN No. XS0462994343);

4.625% Notes issued by PTIF with maturity in 2020 (ISIN No. XS0927581842);

4.50% Notes issued by PTIF with maturity in 2025 (ISIN No XS0221854200) (jointly with the six series listed above, the “PTIF Notes”);

5.625% Senior Notes issued by Oi Coop with maturity in 2021 (ISIN No. XS1245245045 and XS1245244402); And 5.75% Senior Notes issued by Oi Coop with maturity in 2022 (CUSIP/ISIN No. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42) (jointly with the series listed immediately above, the “Oi Coop Notes” and, jointly with the PTIF Notes, the “Notes”).

The terms and conditions of the Consent Requests are described in two separate information memoranda, one for the PTIF Notes and one for the Oi Coop Notes, and their respective exhibits (each referred to as the “Information Memorandum”).

The full communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252658

April 11 - Final Results of Payment Option Choices

Oi S.A. - Under Judicial Reorganization (“Oi” or the “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404/76, under CVM Ruling No. 358/02 and in continuance to the Relevant Facts disclosed on March 9 and 16, 2018, informed its shareholders and the market in general that it received, on this date, the final result of the choices made by the Qualified Bondholders of the Company and its subsidiaries Oi Móvel S.A. - Under Judicial Reorganization, Telemar Norte Leste S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization, Copart 5 Participações S.A. - Under Judicial Reorganization, Portugal Telecom International Finance BV - Under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (all of which, jointly, “Companies Under Reorganization”) regarding the payment options of their respective credits, pursuant to the Judicial Reorganization Plan (“Plan”).

Pursuant to such result, Qualified Bondholder creditors holding credits in the amount of USD 8,462,921,552.92 (or their equivalent in Reais or Euros) have opted to pay their respective credits as provided in Sections 4.3.3.2 et seq. of the Plan (Unsecured Credits Option for Qualified Bondholders). The total dilution resulting from the delivery of the financial instruments package provided for in such Section of the Plan, in the context of the capital increase approved at the Board of Directors’ Meeting held on March 5, 2018, will be of 72.12%, in the event that all Qualified Bondholders creditors take the steps necessary to participate in the Exchange Offer (as defined in the Amended and Restated Statement of Information and Payment Option Choice Request dated February 14, 2018 (“Statement”)), to be made after the satisfaction or waiver of certain conditions set forth in the Plan for Qualified Bondholders who have exercised valid payment options. Such percentage is subject to (i) the result of such Exchange Offer, and (ii) to the result of the exercise of preemptive rights by the current shareholders of Oi, and considers that all such credits will be paid in the manner provided for in Section 4.3.3.2 of the Plan and that all bonds relating to such valid payment options shall have been delivered in the Exchange Offer.

The complete relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=252679

April 12 - 4Q17 Press Release

Stabilization of operations with cost efficiency, margin improvement and operational evolution in 2017

In 2016 and 2017, the process of restructuring on several fronts allowed us to stabilize the Company’s operation:

•          The following were priorities of Management: quality improvement, digital transformation, cost control, cash management and debt restructuring with the approval of the Judicial Reorganization. Significant results from these fronts have been preparing Oi for a new cycle of investments.

Initiatives aimed at increasing operational efficiency and improving customer experience have resulted on continuous advances in operational and quality indicators.

•          Modernization of the infrastructure and expansion of the network capacity, preventive actions with increased productivity, improved service quality and digitalization of services and processes generated synergies for the Company.

•          As a result, in 2017, Oi recorded an improvement in customer satisfaction, with a reduction in the ANATEL’s complaint indicators (-23.0% when compared to 4Q16) and JEC (-46.3% when compared to 4Q16).

Intensification of the digital program allowed the capture of efficiency gains and improvement in customer experience, with automation of processes (automation and artificial intelligence) and expansion of the scanning of the service and sale (e-care, e-billing, e-commerce).

Reduction of costs with greater operational efficiency reached BRL 1.5 billion in the year to date and Routine EBITDA in 2017 was of BRL 6.2 billion, or 2.3% above what was set forth in the judicial reorganization plan.

The final cash position in 2017 was of BRL 7.0 billion, in line with the guidelines of the Judicial Reorganization Plan. The Plan Report anticipates a cash of BRL 6.188 billion for the end of 2018.

The approval of the RJ Plan by the large majority of the creditors will allow a debt decrease of over BRL 35 billion, making it possible to resume the investment cycle.

Structuring fronts allowed the stabilization of operations and the Company is now in the stage of preparation for a new growth cycle that will occur with the acceleration of investments financed by the capital increase.

•          The incremental CAPEX Plan financed by a capital increase anticipates investments of BRL 7 billion per year for the coming years, with strategies for landline and mobile networks, supporting business transformation, growth and sustainability.

The communication and access to the full document is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=44125&conta=28&id=252708

April 16 - Reply to CVM/B3 Official Letter

B3 S.A. - Brasil, Bolsa, Balcão

Attn.: Mrs. Ana Lúcia da Costa Pereira

Superintendence Office for the Monitoring of Companies and Offers of Variable Income Securities

c.c.:

CVM - Comissão de Valores Mobiliários [Brazilian Securities Commission]

Attn: Mr. Fernando Soares Vieira - Superintendent of Business Relations

Mr. Francisco José Bastos Santos - Superintendent of Market Relations and Intermediaries

Re: Official Letter 689/2018-SAE

Request for clarification on news report disseminated in the press

Dear Sirs,

As a response to Official Letter 689/2018 - SAE sent by B3 SA - Brasil, Bolsa, Balcão (“Official Letter”), by means of which Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”) was requested to provide clarifications regarding the news report published by the Broadcast agency on 04/13/2018 under the title “OI / Teles: We have complied with all deadlines and expect to anticipate stages of the judicial reorganization”, in the terms transcribed below, the Company clarifies the following:

“April 13, 2018

689/2018-SAE

OI S.A. – Under Judicial Reorganization

Attn. Carlos Augusto Machado Pereira de Almeida Brandão

Investor Relations Officer

Re: Request for clarification on news report disseminated in the press

Dear Sirs,

In a news report published by the Broadcast agency on 04/13/2018, under the title “OI/Teles: We have complied with all deadlines and expect to anticipate stages of the judicial reorganization”, it states, among other pieces of information, that:

1.         After the conversion of liabilities into shares, the debt will decrease from BRL 65 billion to BRL 19 billion;

2.         Oi will be worth about BRL 15 billion (compared to BRL 2.6 billion at the closing of the last trading session).

We request clarification on the items indicated until 04/16/2018, with your confirmation or otherwise, as well as other information considered important. "

The Company clarifies that Explanatory Note No. 29 to its audited financial statements for the fiscal year ended on December 31, 2017, 2016 and January 1, 2016 (Subsequent Events), sub-item “Estimated Effects of the PRJ”, contains a detailed description of the estimates (1) of the value of the credits allocated by option on June 20, 2016, and (2) the fair value of the restructured credits, whose total amounts correspond to BRL 67,751 million and BRL 18,949 million, respectively. Such Explanatory Note contains detailed information regarding the effects of the judicial reorganization plan (“Plan”) estimated by the management in the Company’s financial statements, which were filed with the CVM through the Empresas.NET System and disclosed to the market on April 12, 2018.

The reference to an estimated value of the Company as a result of the expected effects of the Plan was based on a perception of the average of independent evaluations prepared by market analysts monitoring the Company.

Oi is available for further clarification.

Very truly yours,

Oi S.A. – Under Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial and Investors’ Relations Officer

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252787

April 18 - Relevant Equity Interest - Goldman Sachs

Oi SA - Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 12 of CVM Ruling No. 358/02, informed that it had received, on the previous day, correspondence from Goldman Sachs & Co. LLC. and Goldman Sachs International with the information transcribed below:

“To

Oi S.A. – Under Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

Attn.: Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial and Investors’ Relations Officer

Rua Humberto de Campos,

425 - 8° andar. Leblon - Rio de Janeiro,

RJ, Brazil - 22430-190

Re: Disposal/Acquisition of preferred shares

Dear Sirs and Madams,

Goldman Sachs & Co. LLC (“Goldman Sachs”), a limited liability company duly organized and existing under the laws of the State of New York and registered as an investment broker and adviser under the laws of the United States Securities and Exchange Commission, and a subsidiary of The Goldman Sachs Group, Inc. and enrolled with CNPJ under No. 05.987.216/0001-06, by its undersigned legal representative, pursuant to article 12, main section and paragraph 4, of CVM Ruling No. 358 of January 3, 2002, as amended (“CVM Ruling No. 358”), announces that, on April 12, 2018, Goldman Sachs with its affiliate Goldman Sachs International (jointly “Goldman Entities”), a subsidiary of The Goldman Sachs Group, Inc. and enrolled with the CNPJ under No. 05.479.103 / 0001-08 (“GSI”), carried out transactions that resulted in a position equivalent to seven million, eight hundred and forty-seven thousand, five hundred and sixty-three (7,847,563) preferred shares issued by Oi SA - Under Judicial Reorganization (the “Company”), or four point ninety-eight percent (4.98%) of the Company’s outstanding preferred shares.

In addition, the Goldman Entities report that on April 13, 2018, carried out transactions that resulted in a position equivalent to eight million, three hundred and twenty-three thousand, six hundred and sixty-three (8,323,663) preferred shares issued by the Company or five point twenty-eight percent (5.28%) of the Company’s outstanding preferred shares.

The full communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252826

April 26 - Acquisition of Relevant Equity Interest - JGP

Oi SA - Under Judicial Reorganization (“Oi”), in compliance with article 12 of CVM Ruling No. 358/02, informed that it had received, on the previous day, correspondence from JGP GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., which is transcribed below:

“MARKET COMMUNICATION

JGP GESTÃO DE RECURSOS LTDA., enrolled with the National Register of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, and JGP GESTÃO PATRIMONIAL LTDA, enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, Nº 275, 11º andar (parte) e 12º andar, as investment fund managers and non-resident investors, whose legal representative in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), come, under the terms of CVM Ruling No. 358/2002, as amended by CVM Rulings Nos. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, to inform that, in negotiations held on the trading session of Bolsa de Valores de São Paulo - BOVESPA, over the past few days, the Investors bought common shares issued by Oi S.A. (“Company”), and now hold thirty-nine million, twenty-seven thousand, eight hundred and sixty-two (39,027,862) common shares issued by the Company. Such interest of the Investors represents five point eighty-four percent (5.84%) of the common shares issued by the Company. We highlight that twenty-six million, seven hundred and ninety thousand, nine hundred and sixty-two (26,790,962) are common shares held directly by investors and ten million, five hundred thousand (10,500,000) shares are acquired through stock loans.

We also inform that the investors hold sixteen million, five hundred and seventy-one thousand, six hundred and thirty-eight (16,571,638) common shares referenced by derivative financial instruments with a provision for exclusively financial settlement.

The acquisitions referred to above do not aim to change the composition of control or the administrative structure of the Company. There is no agreement or contract regulating the exercise of voting right or the purchase and sale of securities issued by the Company by the Investors”.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=252969

Relevant Facts and Market Communications from MAY/18

May 11 - Communication and Consolidated Voting Summary Chart

Oi SA - Under Judicial Reorganization (the “Company”), pursuant to CVM Ruling No. 481/09, as amended, disclosed to the shareholders and the market in general, the consolidated voting summary chart of the remote voting ballots, regarding the exercise of the right to vote at the Extraordinary General Meeting convened for May 14, 2018 (“EGM”).

The Company clarified that the exercise of this right to vote, by completing and delivering a remote voting ballot, does not prevent attendance and the exercise of the vote in person, event in which the EGM Board will disregard the remote voting instruction, pursuant to article 21-W, paragraph five, item I, of ICVM 481.

The Company emphasized that it will carry out verifications of equity position that are customarily performed for its General Meetings in order to confirm the equity positions of shareholders who choose to vote by completing and delivering a remote voting ballot, considering, for the calculation of such votes, the most recent position of each shareholder available to the Company (or, in its absence, the equity position informed by the bookkeeping agent of the shares issued by the Company, pursuant to article 21-T, item II, letter “a”, of ICVM 481).

The Company also advised that the information contained in the voting summary chart published in compliance with the provisions of Article 21-W, paragraph 3, of ICVM 481, may not represent the results of the votes related to the matters that will be submitted to the EGM resolution, according to the Call Notice published on April 12, 2018, given that said voting chart includes only votes cast remotely.

Consolidated Voting Summary Chart

Extraordinary General Meeting - 05/14/2018 at 11:00 a.m.

Item of the Agenda	Description of the Deliberation	Vote Deliberation	Total number of shares (Common (ON) Shares + Preferred (PN) Shares)
(1)	Examine, discuss and vote on the Management Report and Financial Statements related to the fiscal year ended on December 31, 2017	Approve	71,809,956
		Reject	-
		Abstain	-
(2)	Resolve on the proposal for allocation of the results of the fiscal year ended on December 31, 2017	Approve	71,809,956
		Reject	-
		Abstain	-

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&conta=28&tipo=43700&ano=2018&mes=0&idsecao=43852

May 15 - Postponement of the Disclosure of Financial Information for the 1st Quarter of 2018

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 157, paragraph 4 of Law No. 6,404/76 and pursuant to CVM Ruling No. 358/02, informed its shareholders and the market in general that, due to a joint re-evaluation of the Company and of the independent auditors in relation to the proper moment for accounting recognition of the debt restructuring, novated under the Judicial Reorganization Plan (“Plan”), the disclosure of the quarterly financial information of the Company and the independent auditors’ review report for the first quarter of 2018 will be postponed from May 15, 2018 to May 28, 2018.

The main accounting impacts resulting from the approval of the Plan are preliminarily estimated in Explanatory Note No. 29 - Subsequent Events, Estimated Effects of the PRJ, included in the Company’s financial statements for 2017, and are as follows: i) recognition of the fair value of the debts (banks, export credit agencies and non-qualified bondholders); ii) recognition of the fair value of the debt allocated in the General Payment Clause (Section 4.3.6 of the Plan); and iii) recognition of the conversion of the debt of qualified bondholders into shares. Regarding item iii, it became necessary for the independent auditors to carry out more detailed analyses, which justifies the postponement informed herein.

The Company clarifies that, as it had anticipated in the Relevant Fact of March 28, 2018 and the aforementioned explanatory note, the Company’s net equity as of March 31, 2018 was once again positive.

Given the postponement of the disclosure of the financial information for 2018 and to guarantee the stability of market expectations, the Company opted to anticipate some preliminary financial indicators of its result regarding the period, based on information that still has not been reviewed by the independent auditors:

BRL	1st quarter of 2018
EBITDA	1.56
Cash	6.22

The Company will keep its shareholders and the market informed on the development of the matters subject to this Relevant Fact.

Special Note Related to Forward-Looking Statements: This Relevant Fact contains forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995 and applicable Brazilian regulation. Statements that are not historical facts, including statements related to Oi’s beliefs and expectations, business strategies, future synergies and cost reductions, future costs and future liquidity are considered forward-looking statements. The words “will”, “shall”, “should”, “would”, “should”, “anticipate”, “intend”, “believe”, “estimate”, “forecasts”, “targets”, “objective” and similar expressions, related to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that expected events, trends or expected results will effectively occur. Such statements reflect the current view of Oi’s management and are subject to a number of risks and uncertainties. These statements are based on various assumptions and factors, including general market and economic conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes in such assumptions or factors could cause results that materially differ from current expectations. All forward-looking statements attributable to Oi or its affiliates, or to persons acting on behalf of Oi, are fully qualified as cautious statements as set forth in this paragraph. No undue reliance should be placed on such statements. Forward-looking statements only correspond to the date on which they were made. Except as required by Brazilian or US securities laws and by the rules and regulation of CVM, SEC or by the regulatory bodies of other applicable jurisdictions, Oi and its affiliates are neither obligated nor intend to update or publicly announce the results of any review on forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. It is recommended, however, to consult any further disclosures that Oi may make on related matters through reports or communications that Oi may file with CVM and SEC.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=253277

4          Financial Information (Consolidated Financial Statements of the Companies under Reorganization)

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.1 MANAGERIAL CASH FLOW STATEMENT

Monthly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement

MARCH 1 to 31, 2018

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 104 million negative in March/18

•          Investments reached the level of BRL 519 million in March/18

•          The item Accounts Receivable had a decrease of BRL 112 million in March/18, amounting to BRL 2,646 million

•          The item Accounts Payable had an increase of BRL 347 million in March/18, amounting to BRL 2,231 million.

•          The Financial Cash Final Balance of the Companies Under Reorganization decreased by BRL 78 million in March/18, amounting to BRL 5,831 million

The Net Operating Cash Generation of the Companies Under Reorganization was BRL 104 million negative in March/18

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 104 million negative in March/18, after the negative results of BRL 250 million observed in the previous month (Figure 5). When compared to February/18, Accounts Receivable had a decrease of BRL 112 million, reaching BRL 2,646 million, while the cash outflows with Accounts Payable and Investments decreased by BRL 258 million, jointly amounting to BRL 2,750 million (Figure 6).

•          The other movements of the Companies Under Reorganization, which includes the Financial Operations item, contributed with entries of BRL 26 million in March/18.

•          Accordingly, the variation of the Financial Cash Final Balance of the Companies Under Reorganization was negative in BRL 78 million in March/18, resulting in an amount of BRL 5,831 million (Figure 7), which corresponds to a decrease of 1.3% compared to the previous month.

•          Considerations of the variations shall be analyzed in detail on the following pages.

Source: Financial statements and management information

Figure 5 - Net Operating Cash Generation - Monthly Balance

Legend:

Em R$ milhões: BRL million

Figure 6 – Monthly evolution. Accounts Receivable x Accounts Payable/Investments

Legend:

Em R$ milhões - BRL million

RECEBIMENTOS - ACCOUNTS RECEIVABLE

PAGAMENTOS + INVESTIMENTOS - ACCOUNTS PAYABLE + INVESTMENTS

SET/16 - SEP/16

OUT/16 - OCT/16

NOV/16 - NOV/16

DEZ/16 - DEC/16

JAN/17 - JAN/17

FEV/17 - FEB/17

MAR/17 - MAR/17

ABR/17 - APR/17

MAI/17 - MAY/17

JUN/17 - JUN/17

JUL/17 - JUL/17

AGO/17 - AUG/17

SET/17 - SEP/17

OUT/17 - OCT/17

NOV/17 - NOV/17

DEZ/17 - DEC/17

JAN/18 - JAN/18

FEV/18 - FEB/18

MAR/18 - MAR/18

Figure 7 – Financial Cash – Companies Under Reorganization - Monthly - Final Balance

Legend:

Em R$ milhões - BRL million

SET/16 - SEP/16

OUT/16 - OCT/16

NOV/16 - NOV/16

DEZ/16 - DEC/16

JAN/17 - JAN/17

FEV/17 - FEB/17

MAR/17 - MAR/17

ABR/17 - APR/17

MAI/17 - MAY/17

JUN/17 - JUN/17

JUL/17 - JUL/17

AGO/17 - AUG/17

SET/17 - SEP/17

OUT/17 - OCT/17

NOV/17 - NOV/17

DEZ/17 - DEC/17

JAN/18 - JAN/18

FEV/18 - FEB/18

MAR/18 - MAR/18

New decrease of the Accounts Payable of Materials and Services in March/18 contributed to a lower negative balance of the Net Operating Cash Generation of the Companies Under Reorganization

Figure 8 - Managerial cash flow statement

	Feb/18	Mar/18	∆
Clients	1,691	1,855	10%
Network Use Services	209	212	1%
Dealers	411	456	11%
Others	447	123	-72%
Accounts Receivable (1)	2,758	2,646	-4%

	Feb/18	Mar/18	∆
Plant Maintenance	(309)	(331)	7%
Rent Amounts	(210)	(259)	23%
Graphic/Data Processing	(122)	(140)	15%
Service/Collection Call Center	(126)	(188)	49%
Concessionaires	(105)	(104)	-1%
Advisory Services/Audits/Fees	(67)	(50)	-25%
Other Services/Accounts Payable	(636)	(205)	-68%
Materials/Services (2)	(1,575)	(1,277)	-19%

	Feb/18	Mar/18	∆
Network Use Services	(214)	(211)	-1%
Court Deposits	53	(11)	-121%
Contingencies	-	(12)	N.A.
Other Accounts Payable (2)	(161)	(234)	45%

	Feb/18	Mar/18	∆
Telemar	(200)	(215)	8%
Oi S.A.	(63)	(81)	29%
Oi Móvel	(167)	(223)	34%
Investments (3)	(430)	(519)	21%

Legend:

Em R$ milhões - BRL million

Recebimentos - Accounts Receivable

Pessoal - Personnel

Materiais/Serviços - Materials/Services

Tributos - Taxes

Mediação - Mediation

Demais pagamentos - Other accounts payable

Investimentos - Investments

Geração Oper. Líquida – Net Operating Generation

Fonte: Demonstrações financeiras e informações gerenciais - Source: Financial statements and management information

Table 1 - Managerial Cash Flow Statement - March/18

BRL million	(A) 02/28/2018 Feb/18	(B)-(A) Variation	(B) 03/31/2018 Mar/18
INITIAL Balance – Financial Cash	6,128	(219)	5,909
Clients	1,691	164	1,855
Network Use Services	209	3	212
Dealers	411	45	456
Others	447	(324)	123
Accounts Receivable (1)	2,758	(112)	2,646
Personnel	(177)	37	(140)
Material/Service Suppliers	(1,789)	301	(1,488)
Taxes	(628)	101	(527)
Court Deposits	53	(64)	(11)
Contingencies	-	(12)	(12)
Mediation	(37)	(16)	(53)
Accounts Payable (2)	(2,578)	347	(2,231)
Telemar	(200)	(15)	(215)
Oi S.A.	(63)	(18)	(81)
Oi Móvel	(167)	(56)	(223)
Investments (3)	(430)	(89)	(519)
Net Operating Generation (1+2+3)	(250)	146	(104)
Intra-group Transaction	-	-	-
Financial Transactions	24	2	26
Dividends and Interest on Net Equity (JCP)	7	(7)	-
FINAL Balance - Financial Cash	5,909	(78)	5,831

Figure 9 – Accounts Receivable – Share Structure

Legend:

Outros - Others

Serviços de Uso de Rede - Network Use Services

Clientes - Clients

RECEBIMENTOS TOTAL – TOTAL ACCOUNTS RECEIVABLE

	Mar/18		Feb/18
	BRL million	Interest	Interest
Accounts Receivable	2,646	100%	100%
Client	1,855	70%	61%
Dealers	456	17%	15%
Network Use Services	212	8%	8%
Others	123	5%	16%

ACCOUNTS RECEIVABLE

Accounts Receivable decreased in March/18

In March/18, there was a decrease in Accounts Receivable of BRL 112 million in relation to the previous month (-4.1%), reaching the amount of BRL 2,646 million.

The Accounts Receivable of Clients increased BRL 164 million in March/18, amounting to BRL 1,855 million, with the collection of BRL 1,691 million in February/18. The item Dealers also increased in March/18, with an increase of BRL 45 million, reaching BRL 456 million, while the item Network Use Services had an increase of BRL 3 million in relation to the previous month, amounting to BRL 212 million in March/18.

•          According to Management, both the increase in Accounts Receivable from Clients as observed in the item Dealers are explained by the highest number of business days in March/18 (21 business days) in relation to February/18 (18 business days).

•          The Company added that the increase in Clients was also influenced by the finalization of the negotiation between Oi and TIM.

On the other hand, the item Others decreased by BRL 324 million, going from BRL 447 million in February/18 to BRL 123 million in March/18.

According to the Management, the decrease of Accounts Receivable in the item Others for March/18 is explained by the decrease of interconnection Intercompany Accounts Receivable, between the companies under judicial reorganization, and the effect is canceled by the item Other services/accounts payable.

Table 1 - Managerial Cash Flow Statement - March/18

BRL million	(A) 2/28/2018 Feb/18	(B)-(A) Variation	(B) 03/31/2018 Mar/18
INITIAL Balance – Financial Cash	6,128	(219)	5,909
Clients	1,691	164	1,855
Network Use Services	209	3	212
Dealers	411	45	456
Others	447	(324)	123
Accounts Receivable (1)	2,758	(112)	2,646
Personnel	(177)	37	(140)
Material/Service Suppliers	(1,789)	301	(1,488)
Taxes	(628)	101	(527)
Court Deposits	53	(64)	(11)
Contingencies	-	(12)	(12)
Mediation	(37)	(16)	(53)
Accounts Payable (2)	(2,578)	347	(2,231)
Telemar	(200)	(15)	(215)
Oi S.A.	(63)	(18)	(81)
Oi Móvel	(167)	(56)	(223)
Investments (3)	(430)	(89)	(519)
Net Operating Generation (1+2+3)	(250)	146	(104)
Intra-group Transaction	-	-	-
Financial Transactions	24	2	26
Dividends and Interest on Net Equity (JCP)	7	(7)	-
FINAL Balance - Financial Cash	5,909	(78)	5,831

Figure 10 - Accounts Payable – Share structure

Legend:

Others

Mediation

Personnel

ACCOUNTS PAYABLE

TOTAL

	Mar/18		Feb/18
	BRL million	Interest	Interest
Accounts Payable	2,231	100%	100%
Material/Service Suppliers	1,855	70%	61%
Taxes	456	17%	15%
Personnel	212	8%	8%
Mediation
Others	123	5%	16%

ACCOUNTS PAYABLE

Accounts Payable decreased in March/18

The Accounts Payable amounted to BRL 2,231 million in March/18, an increase of BRL 347 million in relation to the previous month, when such item recorded BRL 2,578 million.

The main item responsible for the smallest cash outflow with Accounts Payable once again was the item Material/Service Suppliers, with a decrease of BRL 301 million in the month, reaching BRL 1,488 million.

•          According to the Management, the decrease in the item was influenced by the decrease of the intercompany transfer of SVA to Oi Internet from the amounts charged in the telephone bills of Oi S.A., Telemar and Oi Móvel, due to the incorporation of Oi Internet by Oi Móvel on March 1, 2018. The Management also highlighted that there was a decrease in the accounts payable of the interconnection services between the companies under judicial reorganization (Oi S.A., Telemar S.A. and Oi Móvel S.A.), which amount is canceled with the amounts received in the item Other Accounts Receivable.

•          The Management also informed that there was also an increase in the intercompany commission payment to Paggo Lojas, for the sales of landline and mobile telecommunications services.

Personnel recorded a reduction of BRL 37 million, amounting to BRL 140 million in million/18 [sic], while Taxes decreased by BRL 101 million in March/18, reaching BRL 527 million.

•          According to Management, in the month of March/18, the Personnel item did not present any non-recurring accounts payable, returning to its level registered in November/17.

•          In relation to Taxes, Management reported that Oi Móvel incorporated Oi Internet and used Oi Internet’s tax credits as a deduction for taxes payable.

The other items of Accounts Payable recorded an increase in the level in relation to the previous month.

The item Mediation recorded an increase of BRL 16 million, going from expenditures of BRL 37 million in February/18 to BRL 53 million in March/18. As in the case of the previous item, Court Deposits also recorded an increase in March/18 of BRL 64 million, amounting to BRL 11 million in the month. Contingencies, in turn, contributed with cash outflows of BRL 12 million in March/18.

•          Management pointed out that the increase in cash outflows in the item Mediation in March/18 refers to accounts payable of suppliers with an amount of up to BRL 150 thousand, according to section 4.3.5 of the PRJ.

Table 1 - Managerial Cash Flow Statement - March/18

BRL million	(A) 02/28/2018 Feb/18	(B)-(A) Variation	(B) 03/31/2018 Mar/18
INITIAL Balance – Financial Cash	6,128	(219)	5,909
Clients	1,691	164	1,855
Network Use Services	209	3	212
Dealers	411	45	456
Others	447	(324)	123
Accounts Receivable (1)	2,758	(112)	2,646
Personnel	(177)	37	(140)
Material/Service Suppliers	(1,789)	301	(1,488)
Taxes	(628)	101	(527)
Court Deposits	53	(64)	(11)
Contingencies	-	(12)	(12)
Mediation	(37)	(16)	(53)
Accounts Payable (2)	(2,578)	347	(2,231)
Telemar	(200)	(15)	(215)
Oi S.A.	(63)	(18)	(81)
Oi Móvel	(167)	(56)	(223)
Investments (3)	(430)	(89)	(519)
Net Operating Generation (1+2+3)	(250)	146	(104)
Intra-group Transaction	-	-	-
Financial Transactions	24	2	26
Dividends and Interest on Net Equity (JCP)	7	(7)	-
FINAL Balance - Financial Cash	5,909	(78)	5,831

Figure 11 - Investments – Share structure

Legend:

INVESTIMENTOS TOTAL – TOTAL INVESTMENTS

	Mar/18		Feb/18
	BRL million	Interest	Interest
Investments	519	100%	100%
Oi Móvel	223	43%	39%
Telemar	215	41%	46%
Oi S.A.	81	16%	15%

INVESTMENTS

The companies Under Reorganization recorded Accounts Payable for Investments of BRL 519 million in March/18, an increase of 20.7% in relation to the previous month, when there were outflows of cash with Investments of BRL 430 million.

The investments related to Telemar S.A. presented an increase of BRL 15 million, totaling BRL 215 million in March/18. Investments in Oi Móvel S.A. increased by BRL 56 million, totaling BRL 223 million, while investments in Oi S.A. rose from BRL 63 million in February/18 to BRL 81 million in March/18.

•          Management pointed out that the level of cash outflows with investments is in line with the Company’s Investment Plan.

NET OPERATING GENERATION

The level of Accounts Receivable in March/18, of BRL 2,646 million, was less than the combined total of Accounts Payable (BRL 2,231 million) and the outflows of cash with Investments (BRL 519 million) in the month, which contributed directly to the negative balance of BRL 104 million in Net Operating Generation of the Companies Under Reorganization in the month.

•          Management reported that the result is in line with the flow predicted in the Judicial Reorganization Plan.

FINAL BALANCE - FINANCIAL CASH

The Financial Transactions, in turn, recorded a positive result of BRL 26 million in March/18, compared to a positive result of BRL 24 million in the previous month. The remaining items remained zero.

•          Management reported that the income from Financial Operations was driven by the slight increase in CDI in March/18 in relation to February/18.

•          The Company further clarified that after the payments made by Oi Internet in January/18 and February/18, there were no payments of JCP and Dividends among the companies of the Oi group.

Therefore, by adding the entry of BRL 26 million of the Financial Transactions to the negative balance of BRL 104 million of the Net Operating Cash Generation, the Financial Cash Final Balance of the Companies Under Reorganization was reduced by BRL 78 million in relation to the previous month (a 1.3% decrease), amounting to BRL 5,831 million.

•          The Management pointed out that, as set forth in the guidelines of the Judicial Reorganization Plan, oscillations upwards and downwards are expected in the Company’s cash throughout the year.

Table 2 – Direct Cash Flow

BRL million

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18	MAR/18
Initial Balance – Financial Cash	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909
Accounts Receivable	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638	2,961	2,563	2,755	2,970	2,682	2,893	2,689	2,716	2,816	2,758	2,646
Clients	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691	1,855
Network Use Services	282	118	81	98	84	78	102	242	202	106	226	178	223	144	190	197	201	209	212
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488	467	420	524	411	456
Others	132	203	65	51	199	117	338	115	166	102	140	311	156	315	159	194	266	447	123
Accounts Payable	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)	(2,560)	(3,239)	(2,578)	(2,231)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)	(140)
Material and Service Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)
Materials/Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)	(331)
Rent Amounts	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)	(259)
Graphic/Data Processing	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)	(140)
Service/Collection Call Center	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)	(188)
Concessionaires	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)	(104)
Advisory Services/Audits/Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)	(50)
Other Services/Accounts Payable	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)	(205)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)	(211)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)	(527)
Court Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)	43	53	(11)
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1	(1)	-	(12)
Mediation													(18)	(126)	(139)	(46)	(5)	(37)	(53)
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)	(480)	(427)	(290)	(410)	(391)	(190)	(554)	(430)	(519)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)	(215)
Oi S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)	(81)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)	(223)
Operating Generation	428	318	231	333	(154)	155	(279)	(231)	51	266	(175)	61	182	(238)	(454)	13	(977)	(250)	(104)
Intra-group Transactions	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-	-	-	-
Financial Transactions	49	61	32	63	65	51	67	44	20	44	55	55	47	38	7	38	32	24	26
Dividends and Interest on Net Equity (JCP)	-	-	93		(63)	-	-	-	-	-	-	-	-	-	-	-	192	7	-
Final Balance - Financial Cash	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877		6,128	5,909	5,831

5. Service to creditors

SERVICE TO CREDITORS

Last month, due to the high number of official letters received from various Courts requesting authorization to constrict assets of the Companies Under Reorganization for payments of post-petition credits; The BT dedicated itself to assisting this Court in the compilation and listing of these official letters, pursuant to the decision of pages 297,336/297,341.

In that same decision and for guidance purposes, this Court ordered the publication of notice with procedures to be followed by the other Courts in requesting payments of post-petition credits. This notice is available for consultation at the judicial reorganization website (www.recuperacaojudicaloi.com.br), which has already reached 356,467 visits.

Regarding the pre-petition credits, the BT remains focused on clarifying questions about sections and compliance with the ratified Judicial Reorganization Plan; being constantly contacted by national and international creditors by telephone (+ 55 (21) 2272-9300) and e-mail (credoroi@wald.com.br).

The BT continues to devote itself to the screening of the 8,134 procedural cases related to challenges and delayed qualifications, the volume of which is continuously increasing due to the uninterrupted flow of protocols.

As a result of this work: (i) 3,002 cases have already been sentenced as a result of the lack of liquidity of the credit or because the credit is already listed to the name of the creditor in the BT’s list of pages 198,488/198,843; (ii) the BT has already filed 7,930 prior manifestations and 3,525 petitions on the merits of the claim; and (iii) the Companies Under Reorganization have already expressed themselves on 4,520 cases.

6. Statements Submitted by BT

SUMMARY OF THE BT STATEMENTS IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

Pages	Monthly report of the activities developed by the Companies under Reorganization (referring to the month of February 2018).	04/26/2018

BT’s statement on

(i) request of the Companies Under Reorganization in the sense of subpoena of Banco do Nordeste do Brasil to release the guarantees arising from a Private Instrument of Credit Facility Agreement No. 16.2008.12169.2850;

(ii) complementary documentation to the request for individualization submitted in a timely manner by the Bondholder Creditor Adelino Sacramento dos Santos;

(iii) requests for the individualization of the Bondholder Creditors Maria Joaquina Morais, Carlos Pinto Coelho Amaral Netto and Ilse Dobbs;

Pages	(iv) payment option formulated by BB Gestão de Recursos - Distribuidora de Títulos e Valores Mobiliários;	05/10/2018

(v) sworn translations of documents submitted by Bondholder Creditors Capitanio Raimondo and others;

(vi) request for a credit reserve in favor of Belo Horizonte Gráfica e Editora Ltda; and

(vii) official letter from the Specialized Federal Prosecutor’s Office to CVM, in which it informs the receipt by the aforementioned Independent Agency of the determination of this Court in the sense of “not registering the minutes of the EGM held on 02/07/2018”.

Interlocutory Appeals in which the Bankruptcy Trustee submitted statement:

0010168-32.2018.8.19.0000	Appeal filed by the Brazilian Telecommunications Agency - Anatel against the decision that ratified the Judicial Reorganization Plan and granted the Judicial Reorganization.	04/25/2018

In addition to the aforementioned cases, the Bankruptcy Trustee, in response to the official letters and requests addressed directly to the BT by different Brazilian Courts, submitted statements in lawsuits filed against the Companies Under Reorganization.

7. Monitoring and compliance with the Judicial Reorganization Plan

MONITORING AND COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan (“PRJ”) presented by the Companies Under Reorganization was approved by the Creditors attending the General Creditors’ Meeting held on December 19, 2017, being approved, with reservations, by this Court under the decision of pages 254,741/254,756.

In this way, this Management began to monitor compliance with the Companies Under Reorganization of the ratified PRJ, having held regular meetings with the Company and analyzed all relevant documentation for such purpose.

As a result of this monitoring, the BT provides a spreadsheet illustrating the obligations that expired in March 2018 below:

Section	Class	Classification	Obligation	Term	Note	Status
4.3.1.1	III and IV	Linear Payment of Unsecured Credits	Payment	03/26/2018	Amount above BRL 1,000.00 / agree to receive BRL 1,000.00.	✔
4.3,5	III and IV	Credits of Partner Supplier Creditors	Payment	03/26/2018	Up to the limit of BRL 150,000.00	✔

Avenida Franklin Roosevelt,	Avenida Juscelino Kubtischek,
nº 115, 4º andar	nº 510, 8º andar
CEP 20021-120	CEP 04543-906
Rio de Janeiro, RJ – Brazil	São Paulo, SP - Brazil

Rua James Joule, nº 92, 10º andar Brooklin Novo, CEP 04576-080 São Paulo, SP - Brazil